EXHIBIT 10(a)

                            AGREEMENT



        THIS AGREEMENT, dated as of January 1, 1996 (the "Effective Date") is made by and between Albert G. McGrath, Jr., having an address at 71 White Oak Ridge Road, Short Hills, New Jersey 07078 ("McGrath"), and EMERSON RADIO CORP., a Delaware corporation having an address at Nine Entin Road, Parsippany, New Jersey 07054 (the "Company").

                            WITNESSETH

        WHEREAS, McGrath and the Company entered into an Employment Agreement (the "Employment Agreement") dated as of August 15, 1992; and

        WHEREAS, McGrath has performed services pursuant to the Employment Agreement and the Company has compensated McGrath for such services; and

        WHEREAS, McGrath and the Company desire to modify the relationship contemplated by the Employment Agreement in accordance with the terms hereof; and

        WHEREAS, the parties wish to set forth the terms and conditions of the relationship between McGrath and the Company commencing as of the Effective Date and continuing thereafter for a period of twelve months until December 31, 1996 (the "Term"); and

        WHEREAS, the parities desire to protect the Company's proprietary and confidential business information and other lawful business interests;

        NOW THEREFORE, in consideration of the mutual obligations set forth herein, receipt of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

        The following capitalized words and phrases shall have the meanings specified when used in this Agreement, unless the context clearly indicates otherwise:

        1.1. "Agreement" means this Agreement, as it may from time to time be amended or modified.

        1.2. "Company" shall mean Emerson Radio Corp. and any of its divisions, subsidiaries, parents, affiliates, successors-in-interests, predecessors-in-interests, benefit plans or assigns thereof, and any officer, director, managing agent, employee, administrator, fiduciary, a gent or other representative of any of the foregoing.

2. Termination of Employment Agreement and Agreement to Provide Consulting Services.

        2.1. The Employment Agreement and employment of McGrath as an officer of the Company and any other employment McGrath has or had with the Company shall be and hereby is terminated by mutual consent as of the Effective Date and he shall be paid his salary and receive all benefits under the Employment Agreement up to December 31, 1995. All duties and obligations of McGrath under the Employment Agreement and in respect of any such employment are ended as of the Effective Date, and all duties and obligations of the Company to McGrath in respect thereof are terminated at such time, except as otherwise provided herein.

       2.2. McGrath hereby resigns, without any further action required, from all offices of the Company, effective as of the Effective Date. McGrath also waives any claim or right to reinstatement. The Company hereby accepts such resignation from such offices. Subject to the provisions of Section 9.3, the Company acknowledges that upon the execution of this Agreement by McGrath, all of McGrath's affirmative obligations under the Employment Agreement will have been performed in full.

       2.3. McGrath agrees to provide to the Company consulting services during the Term from time to time at the direct request of the Company's President, Chief Executive Officer, Chief Financial Officer or General
Counsel (or person substantially performing such functions), provided that the furnishing of such services does not unduly interfere with the performance by McGrath with any duties required of him by his employer or by self-employment. Such matters shall include, to the extent necessary, but not be limited to: (a) the Cineral litigation, (b) the Otake and related persons litigation and (c) various trademark and license matters.

3.      Payments to McGrath.

        3.1. In consideration of whatever consulting services are referred to in Section 2.3 and the other consideration provided herein, the Company agrees to pay McGrath in the ordinary course of business the aggregate sum of Two Hundred Ten Thousand and no/100 dollars ($210,000) to be paid in equal bi-weekly installments for a period of twelve (12) months commencing on the Effective Date in accordance with the Company's present payroll practice (the "Consulting Payments"). In the event that the Company's present payroll policy is changed, the bi-weekly installments shall be changed to conform with such payroll policy for any Consulting Payments remaining due during the Term.

        3.2. The Company may deduct or withhold from any payment required to be made to McGrath hereunder an amount as may be necessary to satisfy the Company's obligation with respect to any applicable income and employment tax withholding under applicable federal and state laws.


4.      [INTENTIONALLY OMITTED]

5.      Vacation Benefits.

        5.1. The parties agree that any accrual of vacation benefits by McGrath shall and does permanently cease as of the Effective Date.

        5.2 McGrath acknowledges that he has used and the Company has fully compensated him for any accrued vacation benefits and no payment for vacation benefits is due or owing or will be due and owing hereunder.

6.     Pension Benefits.

        McGrath shall be entitled to continue to participate in and remain eligible for the Company's Employee Savings Plan during the Term provided that the Company shall have no obligation whatsoever to pay or otherwise provide for any contributions whatsoever. Nothing herein is intended or should be construed as changing, rescinding or modifying any vested rights to pension benefits or the Company's Employee Savings Plan benefits McGrath may have under any such pension benefits or Employee Savings Plan as of the Effective Date.

7.      Health, Life, Disability and Liability Insurance Plans.

        7.1. McGrath understands and agrees that the Company will continue at its expense his existing coverage under the Company's health, dental, life and disability insurance plans during the Term to the extent legally permissible under the Company's health, life and disability insurance plans and applicable federal and state law; provided that McGrath fulfill such requirements as may be reasonably requested by the Company's insurers.

        7.2. If McGrath secures full-time employment before the completion of the Term and becomes covered under any other employer's plan to at least the same extent as the existing health, life and disability coverage provided to McGrath by the Company, he understands that coverage under the company's health, life and disability insurance plans shall end upon the date of such coverage by the new employer's plan.

        7.3. To the extent permissible by the Company's insurers, and applicable federal and state law, if McGrath's health insurance coverage terminates solely because of a change in insurance carrier, McGrath shall be accorded the right to participate at the Company's expense in and receive benefits under and in accordance with the provisions of any Company plan relating to medical insurance or reimbursement to the extent such plan is in existence from time to time for the benefit of executives of the Company. McGrath shall then be entitled to participate in such medical plan to the same extent as persons holding comparable positions in the Company from time to time. The Company may discontinue any such plan at any time or times, without any liability to McGrath. The parties agree that under no circumstances shall the Company be required to make any payments other than insurance premiums.

        7.4. For purposes of COBRA, 29 U.S.C. Section 1161-1168, McGrath's termination is denominated as of December 31, 1996.

        7.5. The Company shall, at its sole expense, (i) continue the existing legal malpractice insurance coverage and (ii) pay for the benefit of McGrath all sums which are or may be construed as deductible amounts not otherwise payable by the insurer pursuant to the coverage described in 7.5(i) above each such obligation to be honored in accordance with the terms of and for the period required under Section 4 of the Employment Agreement.

8.      Full Satisfaction.

        McGrath agrees that the payments and credits described in this Agreement shall be in full satisfaction of any and all claims against the Company for payment of any nature whatsoever, including but not limited to all forms of compensation, benefits, stock options (other than the options to purchase 66,667 shares of the Company's Common Stock which have vested pursuant to the terms of the applicable plan; the remaining options to purchase 133,333 shares of the Company's Common Stock having been cancelled as of the Effective
Date), severance pay, salary, bonuses and perquisites that McGrath has or may have against the Company, whether matured or unmatured and whether known or unknown, arising out of the Employment Agreement, McGrath's employment relationship, status as an officer, the termination of McGrath's status as an officer of the Company or any other agreement or promise, whether oral or written, which McGrath may have with the Company. The Company shall request the Committee administering the Emerson Radio Corp.Stock Compensation Program to extend the applicable exercise date from 90 days to six months pursuant to Article 13 of such program

9.      Releases.

        9.1. Except as set forth below, in consideration of the provisions of this Agreement and for other good and sufficient consideration, receipt of which is hereby acknowledged, McGrath hereby fully and forever releases and discharges the Company from all actions, causes of actions, suits, covenants, contracts, controversies, agreements, promises, claims, and demands in law or equity (regardless of whether or not know at present), which McGrath ever had, now has, or hereafter may have against the Company, including, but not limited to (a) claims related to the payment of compensation and benefits,
(b) claims for breach of the Employment Agreement, (c) claims for wrongful discharge, (d) rights and claims alleging a violation of the Age Discrimination in Employment Act of 1967, as amended 29 U.S.C. Section 621 et seq., as of the date this Agreement is executed, (e) claims pursuant to any federal, state or local law regarding discrimination based on race, color, creed, age, sex, religion, marital status, affectation or sexual orientation, disability , atypical hereditary or cellular blood traits, ancestry, national origin, draft liability or veteran status, (f) claims for alleged violation of any other local, state, or federal law, regulations, ordinances or public policy having any bearing whatsoever on the terms or conditions of McGrath's employment with the Company or the termination of such employment, (g) claims pursuant to common law under tort, contract or any other theories now or hereafter recognized, (h) claims related in any way to the stock options of the Company and (i) any other claims arising directly or indirectly by any reason whatsoever out of McGrath's employment relationship or the termination of McGrath's employment relationship with the Company.

        9.2. In consideration of the provisions of this Agreement and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Company hereby fully and forever releases and discharges McGrath from all actions, causes of actions, suits, covenants, contracts, controversies, agreements, promises, claims, and demands in law or equity (regardless of whether or not know at present), which the Company ever had, now has, or, excluding breaches of this Agreement, hereafter may have against McGrath.

        9.3. Notwithstanding the provision of Section 9.1, any claims by McGrath (a) for indemnification, contribution, advance, reimbursement or defense under any provisions of the Company's and its successors' and/or assigns' charter, By-laws, and any applicable policy, or applicable law,
(b) arising out of or relating to events, acts or omissions under the Company's director and officer liability insurance coverage and (c) relating solely to events arising subsequent to the effective date of this Agreement or from any breaches of this Agreement shall not be released.

        9.4. McGrath understands that there are various state and federal laws that prohibit employment discrimination on the basis of age, sex, race, color, national origin, religion, disability and other categories, and that these laws are enforced by the courts and various government agencies. McGrath intends to give up any rights he may have under these laws or any other laws with respect to his employment with the Company, or the termination of that employment.

10.     Protection of Confidential Information.

        10.1 Except as otherwise provided by law or judicial order and notwithstanding the fact that the parties hereby agree to terminate effective January 1, 1996 the non-compete covenant in paragraph 6(c) of the Employment Agreement and of the application to McGrath of any other Company policies regarding non-competition, and subject to the attorney/client and work product privileges applicable to McGrath's services to the Company, McGrath whether directly or indirectly, either alone or jointly with any person, firm or corporation and whether as a principal, servant or agent, shall not at any time make, use for his own purposes or divulge to any person, firm or corporation any information or fact (excluding information which is generally available to the public or which the Company has previously made publicly available and excluding such information as is required to be divulged to a government agency or pursuant to lawful process) relating to the management, business (including prospective business), finances, inventions, technologies or technical processes of the Company or its customers, or the terms of any contracts between the Company and any of its customers, which have come to the knowledge of McGrath during his employment by the Company which is confidential, provided that nothing in this paragraph shall prevent McGrath from using his own skill in business in which he may lawfully be engaged. McGrath agrees that he will not during the Term accept employment with or furnish services for, directly or indirectly, Otake Corp., Orion Sales Corp. Grand Prix or Sanyo Corp. or any of their respective affiliates.

        10.2 Concurrently with the execution of this Agreement, McGrath represents that he has surrendered or will surrender to the Company any and all Confidential Material.

        10.3 "Confidential Material" shall mean all information of any kind or nature pertaining to the Company which is not generally available to the public, including, but not limited to, attorney/client and work product privileged information, information relating to the Company's agreements, proprietary rights, research, developments, inventions, know-how, trade secrets, patents, patent applications, environmental matters, documents of any kind and manuals, technical advances, commercial arrangements, manufacture, engineering, products, accounting, sales, strategies, tax returns, financial records and statement, marketing, customers or customers lists, dealings with government agencies, and any information of a like nature furnished to or obtained by McGrath from the Company during his employment by the Company relating to activities of third parities which said third party or parties have transmitted to the Company under any agreement or arrangement to hold the same secret or confidential and any and all documents, memoranda, records, files, letters, specifications or other papers, computer disks or other affairs of the Company.

        10.4 The Company shall cause to be returned to McGrath all of McGrath's personal property that is in the possession of the Company and McGrath shall cause to be returned to the Company all of the Company's equipment that is in the possession of McGrath.

        10.5  McGrath hereby covenants with the Company that he will not, for any reason whatsoever and whether directly or indirectly, either alone of jointly with any person, firm or corporation and whether as principal, servant or agent in any way make any negative comment about the Company to third parties or disparage its business capabilities, products, plans or management to any supplier, vendor, contractor, creditor, shareholder, media, subcontractor, competitor or customer of the Company
 .

        10.6 The Company hereby covenants with McGrath that its executive officers, board members and public relations firm will not, for any reasons whatsoever and whether directly or indirectly, either alone or jointly with any person, firm or corporation and whether as principal, servant or agent in any way make any negative comment about McGrath to third parties.

        11. Confidentiality.

        11.1. Except as provided in Sections 11.2 and 11.3 hereof and as otherwise provided by law or judicial order, the parties agree that the terms and conditions of this Agreement shall remain confidential between them and shall not be disclosed to any other person.

        11.2. Notwithstanding the provision of Section 11.1, nothing in this Agreement shall prevent McGrath from discussing this Agreement in confidence with his attorneys, financial advisers, or members of his immediate family or with any federal or sate taxing authority; provided, however, that before disclosing any such information to any such person, McGrath shall advise such person that the terms of the Agreement are confidential.

        11.3. Notwithstanding the provision of Section 11.1, the Company shall be entitled to make any disclosure which it deems necessary in order to comply with any applicable securities statutes and regulations and securities exchange rules.

12.  Miscellaneous.

        12.1. This Agreement contains the entire Agreement of the parties with respect to its subject matter hereof and supersedes all prior negotiations and agreements among them.

        12.2. This Agreement may be modified, altered or terminated only upon the express written consent of the parties hereto, which consent must be signed by the parities.

        12.3. In the event a court of competent jurisdiction determines there exists any default or breach by the Company or McGrath of this Agreement, (i) INTENTIONALLY OMITTED and (ii) the release under Section 9 by the non-breaching party shall be void and he or it shall be free to pursue any claims which existed piror to execution of this Agreement.


        12.4. The parties mutually warrant that they: (a) have negotiated and consulted with counsel with respect to the terms hereof, (b) have read this Agreement, (c) understand all the terms and conditions hereof, (d) are not incompetent or had a guardian, conservator or trustee appointed for them and
(e) entered into this Agreement of their own free will and volition.

        12.5. The waiver of any party of a breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party.

        12.6. The article headings contained herein are for convenience only and shall not in any way affect the interpretation, construction or enforceability of any provision of this Agreement.

        12.7. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, exclusive any choice of law rules.

        12.8. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

        12.9. This Agreement shall not be assignable by McGrath, but it shall be binding upon, and shall inure to the benefit of his heirs, executors, administrator, devises and legal representatives.

        12.10. McGrath acknowledges and agrees that he is entitled to at least twenty-one days within which to consider this Agreement and the Company advised him to consult an attorney prior to executing this Agreement.

        12.11. McGrath's waiver of claims, if any, alleging a violation for the Age Discrimination in Employment Act of 1967, as amended, shall become effective and enforceable on the eighth day after execution by McGrath. The parities understand and agree that McGrath may revoke his waiver of claims under the Age Discrimination in Employment Act of 1967, as amended, after having executed this Agreement by so advising the Company in writing, provided such writing is received by the Company at the address listed below for notices to the Company no later than 11:59 p.m. on the seventh day after McGrath's execution of this Agreement.

        12.12. All notices, requests, demands, and other communications hereunder shall be sent to the following by certified mail, return receipt requested.


              Notices to McGrath:


                   Mr. Albert G. McGrath, Jr.
                   71 White Oak Ridge Road
                   Short Hills, New Jersey  07078



               Notices to the Company:



                    Mr. Eugene I. Davis
                    President
                    Emerson Radio Corp.
                    Nine Entin Road
                    P.O. Box 430
                    Parsippany, New Jersey  07054-0430



        Any party may designate other addresses and recipients at any time by sending written notice of such changes to the other party hereto.

        12.13. MCGRATH ACKNOWLEDGES AND AGREES THAT HE HAS READ AND FULLY UNDERSTANDS THE MEANING OF EACH PROVISION OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE RELEASES CONTAINED HEREIN. MCGRATH FURTHER ACKNOWLEDGES
AND AGREES THAT HE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT COUNSEL, THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT AND THAT HE FREELY AND VOLUNTARILY ENTERS INTO IT.

        12.14. McGrath irrevocably consents that any legal action or proceeding against him or any of his property, or brought by him, with respect to this Agreement may only be brought in any state or federal court located in the County of Morris, State of New Jersey, as the Company may elect, and by execution and delivery of this Agreement McGrath hereby submits to and accepts with regard to any such action or proceeding for himself and in respect of his property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. McGrath hereby irrevocably waives to the fullest extent permitted by law, any objection which he may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in a state or federal court located in the County of Morris and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in a state or federal court located in the County of Morris has been brought in an inconvenient forum.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



WITNESS:





/s/ Sharon Wilkin                           /s/ Albert G. McGrath, Jr.
    Sharon Wilkin                               Albert G. McGrath, Jr.



ATTEST:                                         EMERSON RADIO CORP.



/s/ Albert G. McGrath, Jr.                      /s/ Geoffrey P. Jurick
    Albert G. McGrath, Jr.                          Geoffrey P. Jurick, Chief
                                                     Executive Officer





                               ACKNOWLEDGMENT



STATE OF NEW JERSEY )

                      ) ss:

COUNTY OF MORRIS    )



        On January 12, 1996, before me, Rosemary A. Falb, personally came Geoffrey P. Jurick, Chief Executive Officer of EMERSON RADIO CORP.
(the "Company"), to me known, and known to me to hold the position of Chief Executive Officer with the Company, and who executed the foregoing Agreement on behalf of the Company, and duly acknowledged to me that he executed the same and was authorized to do so on behalf of the Company.





                                             /s/ Rosemary A. Falb
                                                 Rosemary A. Falb
                                                 Notary Public



                        ACKNOWLEDGMENT



STATE OF NEW JERSEY )

                      )ss:

COUNTY OF MORRIS    )


        On January 12, 1996, before me, Rosemary A. Falb, personally came Albert G. McGrath, Jr., to me known, and known to me to be the individual described herein, and who executed the foregoing Agreement and duly acknowledged to me that he voluntarily executed the same.





                                       /s/ Rosemary A. Falb
                                           Rosemary A. Falb
                                            Notary Public